Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

Media Contact: Megan Cannell Teleglobe International Holdings, Ltd +1.609.750.3262 megan.cannell@teleglobe.com	Investor Contact: Rick Willett, CFO, Teleglobe; 514.868.7490 Jody Burfening/Carolyn Capaccio Lippert/Heilshorn & Associates Tel: 212.838.3777

Teleglobe Announces Departure of Executive Vice President and General Counsel

HAMILTON, Bermuda - October 12, 2004 - Teleglobe International Holdings Ltd (Nasdaq:TLGB(E)) announced today that Theodore M. Weitz, its Executive Vice President and General Counsel, was no longer employed by the Company. Mr. Weitz served as Vice President, General Counsel and Secretary of ITXC prior to its merger with Teleglobe.

Teleglobe has previously announced that after the merger with ITXC was consummated, as part of its normal ongoing review of ITXC’s operations in connection with the post-merger integration of the Company and ITXC, the Company has identified potential instances of non-compliance with the Foreign Corrupt Practices Act (“FCPA”) relating to ITXC’s operations in certain African countries.

Teleglobe has also previously announced that the Audit Committee of the Company has engaged an outside law firm, Debevoise & Plimpton LLP, to investigate these matters. Debevoise has reported to the Audit Committee that in the absence of further developments, it expects it will complete its investigation of ITXC compliance matters in mid-October. Based upon the portion of the investigation completed to date, the Company does not anticipate that the investigation will result in any additional resignations or terminations of officers of the Company. In addition, the Company has not identified, and the Company does not believe it is likely, that any material adjustment to its financial statements is or will be required as a result of the investigation. Teleglobe has notified the U.S. Securities and Exchange Commission and the U.S. Department of Justice of this matter and has periodically briefed representatives of the SEC and DOJ concerning the investigation. The SEC has advised the Company that it is conducting an informal inquiry of the matter and has requested that Teleglobe provide certain documents to it on a voluntary basis. The Company intends to fully cooperate with the SEC and the DOJ concerning these matters.

Teleglobe has previously announced that it is awaiting the conclusion of the investigation before issuing its financial statements for the second quarter of 2004. Assuming that the report of the investigation is completed by the middle of October and the final results of the investigation are consistent with results to date, Teleglobe expects to file its form 10-Q for the quarter ended June 30, 2004, shortly after the receipt of the report. Teleglobe has previously announced that as a result of its inability to timely file its form 10-Q for the period ended June 30, 2004, Teleglobe is not in compliance with the filing requirements for continued listing by NASDAQ, and that the Company’s securities are potentially subject to delisting from the NASDAQ National Market. The Company has appealed the delisting notification received, requesting an extension of the time in which to file its form 10-Q from NASDAQ and has participated in a hearing by a NASDAQ Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing. The Company’s securities will remain listed pending the Panel’s determination in the appeals process or earlier filing of the Company’s form 10-Q for the period ended June 30, 2004.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the NASDAQ under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.